Exhibit 99.2

Don Volk  - Kenexa Corp. - CFO

Thank you, (operator). With me today is Rudy Karsan, our Chief Executive Officer, and Troy Kanter our President and Chief Operating Officer. Today we'll review Kenexa's second quarter 2009 results and provide guidance for the third quarter, and then we'll open up the call for questions.

Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the company's business. These statements may contain, among other things: guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property and the development of products. Additional information that may affect the company's business and financial prospects, as well as factors that would cause Kenexa's performance to vary from our current expectations are available in the company's filings with the Securities and Exchange Commission.

Also, I'd like to remind you that today's call may not be reproduced in any form without the expressed written consent of Kenexa.

We may refer to certain nonGAAP financial measures on this call. I will discuss the reconciliation of adjusted numbers to GAAP numbers and a reconciliation schedule showing GAAP versus nonGAAP is currently available on our company website with the press release issued after the close of market.

I'll now turn the call over to Rudy Karsan. Rudy?

Rudy Karsan  - Kenexa Corp. - CEO

Thanks Don, and thanks to all of you joining us on the call to review our second quarter results.  We are pleased with the company’s execution in what continues to be a challenging economic environment.  This resulted in second quarter revenue growing sequentially, deferred revenue continuing to grow, and we delivered solid profitability and cash flows from operations.  While there is room for improvement, we are encouraged by our second quarter results, interest levels in our solutions remain high and we are confident in the company’s long-term market position and opportunity.

Taking a look at our results for the quarter.  Total revenue came in at $39.5 million, up sequentially from $38.8 million and above our guidance.  Non-GAAP operating income was $4.4 million, up from $3.9 million last quarter.  Deferred revenue was $42.2 million at the end of the quarter, up sequentially and an increase of 9% on a year-over-year basis.  Finally, we generated $7.5 million in cash flows from operations.

From a high level perspective, we continue to expect the economic environment to remain challenging throughout the remainder of 2009.  In addition, many economists believe the unemployment rate will peak in the double digit range around the mid-point of 2010 – which, other things being equal, creates a headwind for HR-related solution providers.  That said, based on what we see in the market and know about our business, we believe that we have weathered the most difficult part of the economic storm and our revenue run rate has reached a point of general stability.

We believe our unique combination of software, science and services represents the most robust solution for meeting the hiring and retention needs of our customers, and that differentiated selling proposition is resonating with prospects as well.  We continue to have significant success with our Kenexa Recruiter BrassRing, or KRB, offering.  Feedback from customers and industry analysts relative to our KRB offering is very positive – including commentary related to our industry leading reporting capabilities, redesigned user interface and integrated hourly and high volume hiring capabilities that were included in the most recent release of KRB.

We believe that Kenexa is establishing a strong technology leadership position in the talent acquisition segment of the market, as evidenced by the fact that we continue to win highly competitive bids with the world’s largest and most complex organizations.  In addition to the strength of our product offering, we believe the breadth of Kenexa’s domain expertise and end-to-end product suite is unmatched in the industry.  During the second quarter, a leading industry analyst was quoted as saying “unlike its competitors, Kenexa offers a broad range of services including qualitative research and insight, assessments and value added services such as employment branding.  Kenexa is the only talent management vendor applying human sciences as a foundation for their products and services.”

Robust technology and the ability to truly serve as a strategic business partner is important to Global 2,500 organizations, and it’s why our competitive win rates are both high and improving.  During the second quarter, we added talent acquisition customers such as AMC, Proctor & Gamble, Daichi Sankyo, Harley Davidson and Synopsys among others.

During the second quarter, we also added customers such as Carlson Hotels, Deloitte and Dollar General for our talent retention solutions.  In total, we added over 20 new preferred partner customers during the second quarter, which was consistent with the preceding quarter.

On our first quarter call, we noted our belief that the consulting and science areas of our business, which have been more challenged during the economic slowdown, were approaching a level of general stability.  Our second quarter results and expectations for the third quarter support this perspective.  As a result of this stabilization, our overall renewal rates remained consistent, with slight improvement on the margin, during the second quarter as compared to the first quarter.  We believe that we will see progress in our renewal rates over the next 12 to 18 months, ultimately returning to 90+% range that we experienced prior to the economic slowdown.

Most important from a long-term perspective, we believe the differentiation and quality of Kenexa’s science and consulting is unquestionable.  Across all technology sectors, services related projects are often put on hold during challenging budgetary environments, and this is no different in the HR solutions market.  However, business consulting, assessments and science are areas that are highly strategic and important to driving business process improvements, which is why customers tell us that they plan on moving forward with these services when the economic environment improves and they have greater availability to IT resources.

Let me spend a moment reviewing the final component to our business – our Recruitment Process Outsourcing services, or RPO.  During the second quarter, our RPO revenue came in at $8.7 million, which was down from $9.4 million in the prior quarter, but it was ahead of our expectation of $8.0 million.  The fact that the rate of sequential decline in our RPO revenue became much smaller during the second quarter is encouraging, as is the fact that this segment of our business exceeded our expectations.

With the unemployment rate expected to peak during the middle of 2010, we continue to believe it is appropriate for Kenexa to have measured expectations relative to our RPO revenue from a short-term perspective.  As such, we are again forecasting approximately $8 million in RPO-related revenue in the third quarter, similar to our original expectations for the second quarter.  Taking a longer-term view, RPO helps to develop deep relationships with customers, our pipeline of opportunities remains solid, and it is encouraging that some highly skilled sales professionals in this market segment recently made the decision to join Kenexa.

A common metric that we share, which includes our RPO services along with all of our other consulting services and technology solutions, is our P-cubed metric – which measures the average annual revenue contribution of our top 80 customers.  This metric came in at over $1 million during the second quarter, which was consistent with the level during the first quarter.  We continue to expect our P-cubed metric to remain stable over the course of this year.

I would like to briefly discuss the rebranding of Kenexa during the second quarter, and why we are very confident about our long-term market position.  During June, Kenexa launched a rebranding initiative following a significant amount of research with our customers, prospects and industry analysts.  You will find that we have completely redesigned our company website, we have updated our company tagline to “Kenexa – HR Success Multiplied” and we have changed our corporate logo to highlight the “X” in Kenexa.

Our rebranding effort puts increased focus on Kenexa’s unique, integrated offerings that combine employee science, technology, business process and consulting to positively impact business performance.  Unlike many talent management vendors that claim to have an integrated suite of solutions because they have 2 or 3 software modules, Kenexa is the only company that we are aware of in the HR solutions market place that delivers an integrated value proposition across each of these key disciplines to drive real ROI.

Our research shows that a major reason customers buy from Kenexa is our ability to help them integrate the right individual into the right environment.  Based on our experience, we believe it’s important to have a broad suite of integrated applications to automate and streamline end-to-end HR business processes, but it’s even more important to have the science behind the software.  Kenexa’s domain expertise enables organizations to optimize their business – resulting in productivity and overall business performance improvements that are not possible by simply deploying a software solution.  Our re-branding initiative was launched in order to closely align our corporate messaging with Kenexa’s unique value proposition, how our customers view Kenexa and where we believe the market is heading based on a growing number of strategic discussions with large, global organizations.

During the most challenging of times, we continued to focus on driving profitability and cash flows from operations.  This was a commitment we made to our shareholders and we stand by that.  We will continue to operate with this focus in mind, and we are also planning to selectively increase investments in R&D and sales and marketing to capitalize on an expected improvement in the buying environment during 2010 and beyond.

These incremental investments will leverage the significant investments we have already made in the development and launch of our Kenexa 2x platform, continued enhancements to our best-in-class Kenexa Recruiter BrassRing solution, as well as our recent rebranding initiative.  We believe that Kenexa’s value proposition resonates with the sweet spot of where customer demand is and will be for the foreseeable future, and we want to make the right investments, at the right time, to capture this demand and become one of the ultimate winners in the HR solutions market place.

In summary, our second quarter results were at least better than our expectations.  We believe the market environment will remain challenging for the remainder of the year, and possibly into the beginning of 2010 as well.  However, we are becoming more positive on the underlying fundamentals of Kenexa’s business and we believe that we have weathered the worst of the economic storm.

I will now turn it over to Don, to review our second quarter results and third quarter outlook in more detail. Don?

Don Volk  - Kenexa Corp. - CFO

Thanks, Rudy. Let me begin by reviewing our results for the second quarter, starting with the P&L. Total revenue for the second quarter was $39.5 million, above our guidance of $36 to $39 million and up 2% on a sequential basis.

Subscription revenue was $34.0 million, an increase compared to $33.3 million last quarter and representing 86% of our second quarter total revenue.  Our services and other revenue came in at $5.5 million, compared to $5.6 million last quarter and representing the remaining 14% of our second quarter total revenue.

The higher mix of subscription revenue relative to our long-term target of the upper 70% to 80% range is due primarily to two factors: first, growth related to our technology solutions, and second, lower services and RPO related revenue, which continue to be the areas of our business most impacted by the current economic environment.  When the macro and hiring environments improve, we expect our revenue mix to progress back toward our target range.

From a geographic perspective, our revenue mix of domestic versus international revenue was 81%/19%, which compares to the previous quarter at 83%/17%.  The weakening of the U.S. dollar during the second quarter had a positive impact on revenue in the range of $400,000 to $500,000 compared to the first quarter of 2009.

From a detail perspective, RPO represented approximately $6.0 million of our subscription revenue and $8.7 million of our total revenue in the second quarter, which compares to $6.8 million and $9.4 million in the first quarter, respectively.

Our clients typically purchase multiyear subscriptions with an average length of approximately two years. During the second quarter, overall renewal rates for our suite of solutions were over 70%, consistent with our expectations and the previous quarter.

Turning to profitability, we'll be providing non-GAAP measures for each second quarter 2009 expense category which exclude $1.5 million of share-based compensation charges associated with FAS 123(R), $1.1 million of amortization of intangibles, and approximately $300,000 related to one time charges associated with the company’s decision to retire its line of credit.  All comparisons will be using the non-GAAP current period results.

Non-GAAP gross margin was 66% in the quarter, which was relatively consistent with recent quarters.  Non-GAAP sales and marketing expense came in at $7.9 million or 20% of revenue, compared to 21% of revenue last quarter.  Non-GAAP R&D expense came in at $2.4 million or 6% of revenue, consistent with last quarter.  Finally, non-GAAP G&A expenses were approximately $9.0 million or 23% of revenue, down from 24% last quarter.

Our non-GAAP income from operations was $4.4 million for the quarter, and represents an 11% non-GAAP operating margin – which was up slightly from a 10% margin in the first quarter.

During the second quarter, our non-GAAP tax rate for reporting purposes was 12%, resulting in non-GAAP net income of $4.1 million.  Based on 22.7 million shares outstanding, non-GAAP diluted earnings per share was $0.18, two cents above the high-end of our guidance due to the lower-than-expected tax rate.

Turning to our results on a GAAP basis.  The following were expense levels determined in accordance with GAAP: cost of revenue - $13.6 million, sales and marketing - $8.2 million, R&D - $2.5 million, and G&A - $9.9 million.  For the second quarter, GAAP income from operations is $1.9 million, net income applicable to common shareholders is $1.3 million resulting in GAAP net income per share of $0.06.  A reconciliation of non GAAP to GAAP expenses and income from operations can be found in our press release and current report on form 10Q filed with the SEC.

Kenexa has cash, cash equivalents and  investments of $47.2 million at June 30, 2009, an increase from $46.7 million at the end of the prior quarter.   Positive cash from operations of $7.5 million during the second quarter, was primarily offset by capital expenditures and earn out payments associated with previous acquisitions

Accounts receivable DSO were 62 days at the end of the quarter, consistent with the end of the year-ago quarter, and our deferred revenue at the end of the quarter was $42.2 million, up $800,000 from the end of the first quarter and up 9% from the end of the second quarter of 2008.

I'd now like to turn to guidance for the third quarter of 2009. We expect revenue to be in the range of $37 to $40 million.

Guidance for the third quarter of 2009 assumes general stability in our subscription revenue, while we continue to expect a level of quarter-to-quarter variability in our other, services-based revenue in the short-term, as Rudy mentioned earlier.

We are targeting non-GAAP operating income to be $3.7 million to $4.6 million. Assuming a 23% effective tax rate for reporting purposes and 22.9 million shares outstanding, we expect non-GAAP net income per diluted share to be $0.13 to $0.16.

In summary, while the economic environment remains challenging, we are encouraged that the company’s business performance is starting to improve.  We will continue to focus on operational efficiency and generating profitability and cash flow, and we are taking steps to ensure that Kenexa is well positioned to gain market share when the economic environment improves.  Kenexa has a unique position in the HR solutions market and we believe we have the opportunity to create a very large company over time.

 We'd now like to turn it over to the operator to begin the Q&A session. Operator?